Exhibit 99.1

Press Release

Media Contact:

Gregory Belloni (415) 235-9092

gregory.belloni@seagate.com

Investor Relations Contact:

Shanye Hudson (510) 661-1714

shanye.hudson@seagate.com

SEAGATE APPOINTS SHANKAR ARUMUGAVELU TO THE BOARD OF DIRECTORS

FREMONT, Calif. – March 22, 2021 - Seagate Technology plc (NASDAQ: STX), a world leader in data storage and infrastructure solutions, today announced that Shankar Arumugavelu has been appointed to the company’s Board of Directors and to serve on the Audit and Finance Committee of the Board, effective March 19, 2021.

“I am very pleased to welcome Shankar to Seagate’s Board of Directors,” said Mike Cannon, Seagate’s Board Chair. “As a well-respected CIO for one of the largest communications technology companies in the world, Shankar will bring a wealth of knowledge on the evolution of the 5G Datasphere as it accelerates the power and potential of better utilizing massive amounts of data in many of Seagate’s mass capacity markets.”

Mr. Arumugavelu is senior vice president and global chief information officer for Verizon Communications Inc. and leads the company’s information technology strategy, architecture, development, and management of the information systems portfolio, continued evolution of digital platforms, and operation of supporting infrastructure across all Verizon business units. During his multi-decade tenure with Verizon, he has established a proven track record for leading enterprise transformation in order to scale the business and drive revenue growth. Mr. Arumugavelu has held a number of leadership positions of increasing responsibility with Verizon and its predecessor companies. Prior to his current role, Mr. Arumugavelu served as senior vice president and chief information officer for Verizon Consumer Markets and Wireless business units. He currently serves on the CTO Forum Advisory Board and is also a member of the TM Forum Board of Trustees, a leading global alliance for digital service providers and suppliers in the communications industry.

Mr. Arumugavelu holds a master’s in Computer Science from the University of South Florida and bachelor’s in Electrical and Electronics Engineering from Anna University.

About Seagate

Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

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